November 2009 Pricing Sheet dated November 20, 2009 relating to Preliminary Pricing Supplement No. 228 dated October 26, 2009 to Registration Statement No. 333-156423 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. Equities

Jump Securities Based on the Value of the S&P 500® Index due November 28, 2011
PRICING TERMS – NOVEMBER 20, 2009
Issuer:	Morgan Stanley
Underlying index:	S&P 500® Index
Aggregate principal amount:	$745,000
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and Issue Price” below)
Pricing date:	November 20, 2009
Original issue date:	November 30, 2009 (5 business days after the pricing date)
Maturity date:	November 28, 2011
Payment at maturity (per security):	•	If the final index value is greater than the initial index value: $10 + the upside payment
•
If the final index value is less than or equal to the initial index value:
$10 x the index performance factor
This amount will be less than or equal to the stated principal amount of $10.
There is no minimum payment at maturity.

Upside payment:
$2.70 per security (27% of the stated principal amount).
Accordingly, even if the final index value is significantly greater than the initial index value, your payment at maturity will not exceed $12.70 per security.

Index performance factor:	final index value / initial index value
Valuation date:	November 22, 2011, subject to adjustment for non-index business days and certain market disruption events
Initial index value:	1,091.38, which is the closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the valuation date
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	617484571
ISIN:	US6174845718
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	MS & Co.
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per security	$10	$0.175	$9.825
Total	$745,000	$13,037.50	$731,962.50
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $9.925 per security.  Please see “Syndicate Information” on page 6 of the accompanying preliminary terms for further details.

(2)
For additional information, see “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The notes are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the notes.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 228 dated October 26, 2009
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

THE SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.